SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to Sections 240.14a-11(c) or
      Section 240.14a-12

                            NATIONAL-STANDARD COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           NATIONAL-STANDARD COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X]   No fee required

[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[  ]   Fee paid previously with preliminary materials

[  ]   Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                1)      Amount Previously Paid:

                2)      Form, Schedule or Registration Statement No.:

                3)      Filing Party:

                4)      Date Filed:

[GRAPHIC OMITTED]

  NATIONAL-STANDARD

  CORPORATE HEADQUARTERS

  MICHAEL B. SAVITSKE
       President and
     Chief Executive
             Officer

                                                               December 23, 1998

                        Dear Shareholder:

                        You are cordially invited to attend the Annual Meeting of Shareholders which will be held on Thursday, January 28, 1999, 9:30 AM (local time) at the Windsor Park Conference Center, located at 4020 Edison Lakes Parkway, Mishawaka, Indiana.

                        The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on the 1999 outlook for the Company, and shareholders will have the opportunity to ask questions and meet our officers, directors and auditors present at the meeting.

                        We are pleased by our shareholders' continued interest in National-Standard and appreciate that in the past, so many of you have voted your shares in person or by proxy; we hope that you will continue to do so and urge you to return your proxy card promptly. In this way, you can be sure your shares will be voted at the meeting.


                                                      Sincerely,

                                                       /s/ M.B.Savitske

                            NATIONAL-STANDARD COMPANY
                               1618 TERMINAL ROAD

                              NILES, MICHIGAN 49120

                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 28, 1999

                                 ---------------


              NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of NATIONAL-STANDARD COMPANY will be held at the Windsor Park Conference Center, located at 4020 Edison Lakes Parkway, Mishawaka, Indiana, on Thursday, the 28th day of January, 1999 at 9:30 AM (local time) for the following purposes:

                       (1) To elect three directors to serve three years;

                       (2) To consider any other matters which may properly come
                           before the meeting or any adjournment thereof.

              Accompanying this notice of annual meeting is a form of proxy, a proxy statement, and a copy of the Company's Annual Report for the fiscal year ending September 30, 1998, all to be mailed on or about December 23, 1998.

              The stock transfer books of the Company will not be closed, but only shareholders of record as of the close of business on December 1, 1998 will be entitled to notice of and to vote at the meeting.

                                  By Order of the Board of Directors,

                                   /s/ Timothy C. Wright
                                  T. C. Wright
                                    Secretary

         Niles, Michigan
         December 23, 1998

                                    IMPORTANT

         WHETHER YOU OWN FEW OR MANY SHARES, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. THEREFORE, PLEASE FILL IN, DATE, SIGN THE ENCLOSED PROXY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                            NATIONAL-STANDARD COMPANY
                                 NILES, MICHIGAN

                                ----------------
                                 PROXY STATEMENT

                ANNUAL MEETING OF SHAREHOLDERS, JANUARY 28, 1999

              This Proxy Statement is furnished by the Board of Directors (the "Board") of National-Standard Company (the "Company"), in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, January 28, 1999 and at any adjournment thereof. Mailing of the proxy material will begin on or about December 23, 1998. Shareholders of record as of December 1, 1998 of the Company's Common Stock will be entitled to one vote for each share held on all matters to come before the meeting.

              On December 1, 1998, there were outstanding 5,468,071 shares of Common Stock; no other securities are entitled to vote at the meeting.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              Set forth in the following table are the beneficial holdings on December 1, 1998 of each person known by the Company to own beneficially more than 5% of its Common Stock, executive officers named in the Summary Compensation Table and all executive officers and directors as a group.


                                                               NUMBER OF SHARES OF
         BENEFICIAL OWNER OR MANAGEMENT                 COMMON STOCK OWNED BENEFICIALLY       % OF CLASS (6)
         ------------------------------                 -------------------------------       --------------
         National-Standard Company
         Master Investment Trust                                   1,708,175 (1)                 31.2
         c/o U.S. Bank National Association
         Attn:  T. Sandwick SPEN0502
         180 East 5th Street
         St. Paul, MN  55101

         National-Standard Company                                  685,274  (2)                 12.5
         Employees' Stock Savings Trust
         c/o Key Trust Company of Indiana, N.A.
         101 South Main Street
         Elkhart, Indiana  46516

         Dimensional Fund Advisors, Inc.                            273,300  (3)                  5.0
         1299 Ocean Avenue, Suite 650
         Santa Monica, California  90401

         The Killen Group, Inc.                                     479,673  (4)                  8.8
         1189 Lancaster Avenue
         Berwyn, Pennsylvania  19312

         Michael B. Savitske                                         303,583 (5)                  5.3
         William D. Grafer                                           144,396 (5)                  2.6
         David M. Baldwin                                              2,582 (5)                  -
         David L. Lawrence                                            62,161 (5)                  1.1
         Timothy C. Wright                                            23,669 (5)                  -
         Executive Officers and Directors as a Group                 613,291 (5)                 10.3

         (1) U.S. Bank National Association has informed the Company that it held, as of December 1, 1998, these shares of the Company's
                  Common Stock as Trustee under the Company's Master  Investment
                  Trust. Under the terms of the Trust, the Company's  Investment
                  Committee directs the Trustee with respect to disposition and voting of such shares.

                                                                                                            - 2 -




         (2)      Key Trust has advised the Company that it held, as of December
                  1,  1998,   these  shares  as  Trustee   under  the  Company's
                  Employees'  Stock Savings Plan.  Under terms of the Trust, the shares  held  therein  are  voted by the  Trustee  in the same proportion as the voting instructions received from the Plan's participants.

         (3)      Dimensional Fund Advisors, Inc. ("Dimensional"),  a registered investment advisor,  has advised the Company that it is deemed
                  to  have  beneficial   ownership  of  273,300  shares  of  the
                  Company's  Common Stock as of September 30, 1998, all of which shares are held in  portfolios  of DFA  Investment  Dimensions
                  Group,  Inc. (the "Fund"),  a registered  open-end  investment company, or in series of the DFA Investment Trust Company (the
                  "Trust"),  a Delaware  business  trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified  employee  benefit plans,  all of which  Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole dispositive power for all 273,300 shares and sole voting power for 162,200 of those shares.  Persons who are officers of Dimensional also serve as officers of the Fund and the Trust,  each an open-end management  investment company registered under the Investment
                  Company Act of 1940. In their capacity as officers of the Fund and the Trust,  these  persons vote 96,500  additional  shares which are owned by the Fund and 14,600  shares which are owned by the Trust.

         (4) The Killen Group, Inc. ("Killen"), has advised the Company that as of December 1, 1998, it held 479,673 shares of the Company's Common Stock and that it acquired these shares for investment purposes and does not exert voting control over the majority of these shares. Killen also advised that it has the power to increase or decrease its investment position.

         (5)      Shares shown as beneficially  owned include 59,246 shares held in trust under the  Employees'  Stock Savings Plan and 500,500 shares  which may be  acquired  within 60 days of  December 1,
                  1998  through  the  exercise  of  stock   options   under  the
                  National-Standard  Stock Option Plan and the National-Standard
                  Company Stock Option Plan for Nonemployee Directors.

         (6)      Less than 1% unless otherwise indicated.


                       ELECTION OF DIRECTORS (PROPOSAL 1)

              The Board of Directors is currently composed of eight members divided into two classes of three members each and one class of two members each, with one class being elected in each year to serve a three-year term, all as provided in the Certificate of Incorporation and the Bylaws. Unless otherwise specified, proxies will be voted to elect Mr. Ronald B. Kalich, Mr. Ernest J. Nagy and Mr. Donald R. Sheley, Jr. for three-year terms. Mr. Harold G. Bernthal and Mr. John
         E. Guth, Jr. will be retiring in January 1999.

              If any nominee should not be able to serve (which management has no reason to anticipate), the proxies will be voted for such person as shall be designated as a replacement by the Board of Directors.
         Information relative to the nominees for election and directors continuing in office is set forth in the following table. No nominee or director owns more than one percent of the Company's Common Stock.


                                                                                                                    COMMON STOCK
                                                                                                YEAR FIRST           OWNED BENE-
                                PRINCIPAL OCCUPATION AND                                          BECAME            FICIALLY AS OF
   NAME                  AGE       OTHER INFORMATION                                            A DIRECTOR          DEC. 1, 1998 (1)
   ----                  ---       -----------------                                            ----------          --------------
NOMINEES TO SERVE UNTIL THE ANNUAL MEETING IN 2002:
Ronald B. Kalich         51   President, Getz Brothers & Co., Inc. (international                    1998                 0
                              distribution company); Director, The Carbide/Graphite
                              Group, Inc., Thomas and Betts Corp.

Ernest J. Nagy           68   Chairman, Tri Star Distributing, Inc. (distributor of electronic       1986             4,000(1)
                              components for the recreational vehicle industry); previously
                              Chairman, Sudler, Nagy, Inc. (real estate management and
                              investments), 1992 to 1995.

Donald R. Sheley, Jr.    56  Vice President Finance and CFO, Standard Products Co.                    N/A               N/A


                                      - 3 -




                                                                                                                    COMMON STOCK
                                                                                                YEAR FIRST           OWNED BENE-
                                PRINCIPAL OCCUPATION AND                                          BECAME            FICIALLY AS OF
   NAME                  AGE       OTHER INFORMATION                                            A DIRECTOR          DEC. 1, 1998 (1)
   ----                  ---       -----------------                                            ----------          --------------
DIRECTORS CONTINUING TO SERVE UNTIL THE ANNUAL MEETING IN 2001:
David F. Craigmile       70  Executive Committee member, The Lincoln Foundation for                  1989             1,150
                             Business Excellence; Director, Elkay Manufacturing Company;
                             formerly President, Elkay Manufacturing Company
                             (plumbing and drinking water products), 1985 to 1994.

Ranko Cucuz              54  Chairman and Chief Executive Officer of Hayes Lemmerz                   1997                 0
                             International (automobile industry supplier).

Donald F. Walter         66  Financial Consultant, Walter & Keenan Financial Consulting              1983               800(3)
                             Co.; Director, MetroBanCorp., CerProbe Corp.

DIRECTORS CONTINUING TO SERVE UNTIL THE ANNUAL MEETING IN 2000:
Michael B. Savitske      57  President and Chief Executive Officer of the Company;                   1989            13,583(4)
                             Director, Protection Mutual Insurance Co.
Charles E. Schroeder     63  President, Miami Corporation (a private investment                      1973             8,050(5)
                             company).

DIRECTORS WHOSE TERMS WILL END AT THE ANNUAL MEETING:

Harold G. Bernthal       70  Chairman, CroBern, Inc. (health care management and                     1986            30,200
                             investment company); Director, Butler Manufacturing
                             Company, Nalco Chemical Company.

John E. Guth, Jr.        70  Chairman of the Board of the Company since July 1989;                   1972             6,700
                             previously President and Chief Executive Officer of S.R.A.,
                             Inc. (education publications).

(1)  Includes 1,000 shares owned through JNS Realty partnership.
(2) Includes in some cases shares held in fiduciary capacity or by wives, children or relatives. The inclusion of these shares is not an admission of beneficial ownership for any other purpose. Each nominee or director has sole voting and investment power over the shares shown as beneficially owned except as noted in footnotes (2) and (4) below and except for shares held in the Employees' Stock Savings Plan, as to which they have sole voting but no investment power. Also, shares shown as beneficially owned include 4,000 shares for each nonemployee director that may be acquired within 60 days of December 1, 1998, through the exercise of stock options under the National-Standard Company Stock Option Plan for Nonemployee
     Directors.
(3)  Not  included  are  5,000  shares  owned  by the  Edward  and  Irma  Hunter
     Foundation, on which board Mr. Walter serves as trustee and shares voting and investment power with other trustees. Mr. Walter disclaims beneficial ownership of such shares.
(4) Shares shown as beneficially owned include 11,783 shares held in trust under the Employees' Stock Savings Plan but do not include 290,000 shares which may be acquired within 60 days of December 1, 1998 through the exercise of stock options under the National-Standard Stock Option Plan.
(5) Includes 5,831 shares voted by Mr. Schroeder as trustee of certain family trusts. The inclusion of these shares is not an admission of beneficial ownership for any other purpose.


The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting is required for the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE THREE NOMINEES TO SERVE UNTIL THE ANNUAL MEETING IN 2002 (PROPOSAL 1).

                   ORGANIZATION AND REMUNERATION OF THE BOARD

              The  Board  of  Directors  has  a  standing  Audit  Committee,   a
         Governance Committee, and an Executive Committee.

              The Audit Committee,  composed of nonemployee directors,  oversees the audit of the corporate accounts through independent public accountants whom it recommends for selection by the Board of Directors. The Committee reviews the scope of the audit with such accountants and their related fees. The Committee held three meetings during the 1998 fiscal year. The members of the Committee are Mr. Bernthal, Chairman, Mr. Kalich, Mr. Nagy, and Mr. Schroeder.

         Mr. Bernthal will be retiring in January 1999.

              The Governance Committee, composed of nonemployee directors, reviews and recommends executive and director compensation, including bonus payments to elected corporate officers. It also has as its stated purpose to develop, establish and recommend to the Board criteria for the nomination and tenure of the directors and to submit for approval of the Board nominees for election as directors at each annual meeting of shareholders and for any vacancy that may occur on the Board. The Committee may consider nominees recommended by shareholders or anyone else, or, in its discretion, may limit its consideration to nominees selected by the Committee. Any shareholder wishing to recommend a nominee may forward such recommendation to the Governance Committee, c/o the Secretary of the Company. The Committee members communicate with each other from time to time in person and by telephone and act on matters by either a formal meeting or by unanimous written consent. The Committee held three meetings during the 1998 fiscal year. The members of the Committee are Mr. Walter, Chairman, Mr. Craigmile, Mr. Cucuz, and Mr. Guth. Mr. Guth will be retiring in January 1999.

              The Executive Committee has, during the interval between regular meetings of the Board of Directors, the authority to exercise all the powers of the Board which may be legally delegated to it in the management and direction of the business and affairs of the Company. The Committee held five meetings during the 1998 fiscal year. The members of the Committee are Mr. Craigmile, Chairman, Mr. Guth, and Mr. Savitske.

              The Company's Board of Directors held seven meetings during the 1998 fiscal year. All directors were present for 75% or more of the total number of meetings of the Board and its Committees.

              Directors who are employees of the Company receive no additional compensation for service on the Board. Directors who are not employees of the Company each receive an annual retainer of $16,000 (the Chairman's retainer is $40,000), plus a fee of $800 for each Board or Committee meeting attended and $250 for each subsequent meeting attended in the same day. All directors are reimbursed for out-of-pocket expenses in attending Board or Committee meetings; directors, as such, do not participate in any Executive Compensation Plans.

              Under the Company's Directors' Retirement Income Plan, a nonemployee director is entitled to receive an annual retirement benefit, paid quarterly, equal to the annual retainer payable to the director during his last full year on the Board. A director's normal retirement date is the later of age 70 or the end of any term of service on the Board in which he attains age 70. No director whose appointed or elected service on the Board is less than five years will be entitled to a retirement benefit. Such amount is payable over a period as measured by the shortest of:

                           (a)  life, or

                           (b) years of service on the Board as computed in full
                               quarters, or

                           (c) 10 years.

              The above benefits are payable only to the retired director. In the event of death while on the Board, a death benefit equal to a full year's retainer fee will be paid to the director's designated beneficiary. This plan will no longer be offered to directors appointed or elected after November 20, 1996.

              Current and new nonemployee directors participate in the Stock Option Plan for Nonemployee Directors ("Directors' Plan"). Under this Directors' Plan, each nonemployee director will be granted an option to purchase 2,000 shares of Common Stock on the first business day after the date on which the Annual Meeting of Shareholders is held.

              The option price for each option granted to nonemployee directors shall be 100% of the fair market value of the shares subject to option on the date of option grant. The option term shall be ten years. The period of exercise following death shall be one year. In the event of any other termination of service on the Board, each option shall be exercisable for the lesser of three years or the balance of its ten-year term.

              Grants to date under the Directors' Plan include an initial grant of 12,000 option shares at an option price of $8.50 made January 24, 1997 followed by a second grant of 14,000 option shares at an option price of $5.8125 made January 23, 1998.

              GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

              This report by the Governance Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                             FISCAL 1998 PERFORMANCE

              In fiscal 1998, the Company's management continued to pursue the long-term goals of meeting customers' delivery and quality expectations 100% of the time and improving operating margins by five points. Progress was made in all of these areas, although not to the extent we had expected. During the year, the Company successfully completed QS-9000 registration. In addition, during the fourth quarter, actions were identified to improve the short- and long-term operating performance of the Company. These actions include a realignment of operations and a reduction in staff as well as announcements of the closure of the Canadian facility and the intention to divest its wholly owned subsidiary located in the United Kingdom. These facilities incurred losses in excess of $2.5 million in 1998. These restructuring actions resulted in a nonrecurring charge to earnings of $7.7 million, as discussed in the Company's annual report. Net income without this charge would have been $1.0 million, and operating profit would have been $4.1 million. The fourth consecutive year of operating profit compared to prior year losses is indicative of management's commitment to continuous improvement and of the level of success achieved in developing, implementing, and adhering to a sound, long-term strategic plan.

              The Committee believes that the Company is taking the actions necessary to produce significantly improved profitability in 1999 and beyond.

              The Company's compensation program for officers is based on two objectives:

              (1) Attract and retain qualified, talented and effective executives.
              (2) Motivate those executives to maximize profits and returns to shareholders.

         To that end, the Company's executive compensation program has the following components:

              BASE SALARIES are currently targeted at approximately the 50th percentile (median) for similar-size manufacturing companies. Base salaries for officers are at median competitive levels, based on surveys of similar-size manufacturing companies.

              ANNUAL INCENTIVE COMPENSATION opportunities are currently targeted to be below median competitive levels for similar-size manufacturing companies. Previously, incentive awards were based primarily on Company net income and if the Company did not meet profit goals, no awards were made. Consequently, no incentive awards were paid to officers for 1996 and 1997.

              In 1998, the Board approved a bonus plan that is based upon achieving multi-year economic profit targets and includes pro rata targets for improvement in economic profit on an annual basis. Economic profit is believed to be a better measure of value creation than net income because it incorporates the full cost of capital, including both debt and equity. It allows management to focus on the development of new strategies and plans that create value over the planning period, both eliminating operations that generate negative economic profit and encouraging investment in higher return opportunities. When economic profit or the trend in economic profit is positive, shareholder value is created.

              The 1998 economic profit, as compared to the multi-year targets, has resulted in the awards as noted elsewhere in this statement.

              LONG-TERM INCENTIVE opportunities are now targeted at or below median competitive levels for similar-size manufacturing companies and are based solely on the Company's long-term stock performance. After several years with no long-term incentives, the Board voted and the shareholders approved the adoption of a stock option plan in 1993. Stock option grants were made to certain but not all executives in 1993, 1995, 1996, and to all executives in 1997 and 1998.

                                  1998 ACTIONS

              Subsequent to the 1992 fiscal year end, the Board conducted a thorough review of the entire executive compensation program. This review was updated during 1995, and regularly thereafter. It included a careful analysis of the executive pay levels and incentive opportunities relative to the market. This analysis resulted in the aforementioned stock option plan and, in 1998, a bonus plan that is based upon the primary performance measure of economic profit. Goals have been established and approved by the Board of Directors relative to the expected improvement in economic profit for each year covered by the plan.

              While the Company generated positive operating profit, 1998 profit plan objectives were not fully met and economic profit remains negative. Several restructuring activities were identified to be implemented in the first quarter of fiscal 1999 that are expected to significantly improve results. These activities are more fully discussed in the company's Annual Report and form 10-K filing with the United States Securities and Exchange Commission. However, the Company did generate economic profit results within the planning cycle's target improvement range. This, along with the restructuring activities previously mentioned, is an indication of the improvements and progress made by the Company. The Board granted limited salary increases to all officers early in the fiscal year; however, the Board has accepted Management's recommendation that no base salary increases be granted to officers for 1999 and that the bonus plan be suspended for fiscal 1999.

              The 1998 actions are in keeping with the compensation philosophy stated above.

                   COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

              The compensation package of Mr. M. B. Savitske consists of the same elements as for the other officers named in the Summary Compensation Table, specifically an annual base salary, participation in the bonus plan, and participation in the National-Standard Stock Option Plan.

              During 1998, Mr. Savitske's base salary was increased 3.2% to $325,000. Based upon the executive compensation review work of this committee, Mr. Savitske's base salary remains below the position's median for similar-sized manufacturing companies; however, as noted above, there will be no salary increase for 1999 nor any bonus plan participation.

              Mr. Savitske received an annual incentive award related to 1998 based upon the Company's economic profit results. The award is included in the Summary Compensation Table.

                                             Governance Committee:
                                                  Donald F. Walter, Chairman
                                                  David F. Craigmile
                                                  Ranko Cucuz
                                                  John E. Guth, Jr.



                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                            ANNUAL COMPENSATION                     COMPENSATION AWARDS
                    (a)                       (b)      (c)                (d)               (e)              (g)          (i)
                                                                                       OTHER ANNUAL         OPTIONS     ALL OTHER
              NAME AND PRINCIPAL POSITION     YEAR    SALARY             BONUS         COMPENSATION (1)       (#)    COMPENSATION(2)
              ---------------------------     ----    ------             -----         ------------        --------- ------------
         Michael B. Savitske                  1998      $322,500       $ 48,061          $2,140            10,000         $4,750
            President and                     1997       307,500              0           2,794            10,000          4,750
            Chief Executive Officer           1996       276,250              0             803                 -          4,500

         William D. Grafer                    1998       181,975         22,599             743             5,000          4,869
            Vice President, Finance           1997       174,750              0             829            10,000          5,243
                                              1996       161,250              0             571                 -          4,838

         David M. Baldwin                     1998       176,675         21,941             898             7,500 (3)      4,980
           Vice President,                    1997       169,875              0           3,660             5,000 (3)      5,096
           Wire Division                      1996       138,750              0               0             5,000 (3)      1,650

         David L. Lawrence                    1998       112,475         13,968               0             2,500          3,374
            Treasurer, Assistant              1997       108,000              0               0             5,000          3,240
             Secretary                        1996       100,425              0               0              -             3,012

         Timothy C. Wright                    1998       117,125         14,545             294             2,500          2,655
           Secretary, General Counsel         1997       113,375              0               0             5,000          4,750
                                              1996        36,667              0               0                 -              0

(1)  Amounts reimbursed during the fiscal year for payment of taxes.
(2)  Amounts are Company-matching  contributions to the Employees' Stock Savings
     Plan.
(3)  Subsequently canceled with Mr. Baldwin's resignation in October 1998.






                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF STOCK
                                                                                                       PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                                           FOR OPTION TERM
            (a)                (b)                 (c)          (d)            (e)                   (f)               (g)
                                               % OF TOTAL
                                                OPTIONS
                            OPTIONS             GRANTED TO    EXERCISE
                            GRANTED            EMPLOYEES IN    PRICE       EXPIRATION
               NAME           (#)               FISCAL YEAR   ($/SHARE)        DATE                5% ($)           10% ($)
               ----           ---               -----------   ---------        ----                ------           -------
     Michael B. Savitske      10,000              24%          $5.75      November 18, 2007      $ 36,160       $  91,640
     William D. Grafer         5,000              12%           5.75      November 18, 2007        18,080          45,820
     David M. Baldwin          7,500 (1)          18%           5.75      November 18, 2007        27,120          68,730
     David L. Lawrence         2,500              6%            5.75      November 18, 2007         9,040          22,910
     Timothy C. Wright         2,500              6%            5.75      November 18, 2007         9,040          22,910

(1)  Subsequently canceled with Mr. Baldwin's resignation in October 1998.




                         YEAR-END OPTION VALUE TABLE (1)

                         (a)                   (d)                                        (e)
                                      NUMBER OF UNEXERCISED                VALUE OF UNEXERCISED IN-THE-MONEY
                        NAME        OPTIONS AT SEPT. 30, 1998                OPTIONS AT SEPT. 30, 1998 (2)
                        ----        -------------------------                -------------------------
                                        (ALL EXERCISABLE)                          (ALL EXERCISABLE)
         Michael B. Savitske                  140,000                          $           -
         William D. Grafer                     57,000                                      -
         David L. Lawrence                     30,000                                      -
         David M. Baldwin                      17,500 (3)                                  -
         Timothy C. Wright                      7,500                                      -

(1)  No options were exercised during the fiscal year.
(2) The exercise price on all unexercised options at September 30,1998 was in excess of the fair market value of the underlying securities on that date.
(3)  Subsequently canceled with Mr. Baldwin's resignation in October 1998.


                       SALARIED EMPLOYEES' RETIREMENT PLAN

              The Salaried Employees' Retirement Plan (the "Plan") is a defined benefit plan and provides for an annual lifetime pension at normal retirement age (the later of age 65 or five years of participation in the Plan) equal to 1.5% of the participant's total cash compensation from the Company (including any contributions made to the Employees' Stock Savings Plan from their pre-tax remuneration) for the period of covered employment occurring after October 1, 1987. The compensation elements upon which the Plan benefits are based are salary and payments of cash awards under the various incentive plans.

              The Company funds the entire cost of the Plan by periodic contributions to the Plan trust on an actuarial basis. Company contributions to the trust are not allocated to the account of any particular employee; officers participate in the Plan on the same basis as all other employees of the Company who are covered by the Plan.

              Should they continue their covered employment with the Company at their 1998 annual rate of cash compensation until attainment of normal retirement age, the annual lifetime pension at normal retirement age under the Plan would be $47,915 for Mr. Savitske; $50,216 for Mr. Grafer; $39,232 for Mr. Lawrence; and $18,440 for Mr. Wright. Mr. Baldwin resigned from the Company subsequent to the 1998 year end with no vested pension benefits.

                          SUPPLEMENTAL RETIREMENT PLANS

              The Supplemental Retirement Plan (the "SRP") provides an annual supplemental pension benefit to any participant in the Salaried Employees' Retirement Plan whose benefit under that plan is reduced or limited as a result of rules set forth in the Internal Revenue Code. The funding of the cost of this benefit will come from the general assets of the Company.

              Should they continue their covered employment with the Company at their 1998 annual rate of cash compensation until attainment of normal retirement age, the annual lifetime benefit at normal retirement age under the SRP would be $30,787 for Mr. Savitske and $5,842 for Mr. Grafer.

              The Targeted Retirement Benefit Plan (the "Plan) provisions provide that participants' retirement benefit will not be less than 55% of final average earnings. To the extent that Company funded benefits from the Salaried Employees' Retirement Plan and all other sources do not achieve this target, the Plan will make up the difference. The funding of the cost of this Plan will come from the general assets of the Company. Current participants are Mr. Savitske and Mr. Grafer.

              Should they continue their covered employment with the Company at their 1998 annual rate of cash compensation until attainment of normal retirement age, the estimated annual lifetime benefit at normal retirement age under this Plan would be $53,093 for Mr. Savitske and $12,467 for Mr. Grafer.

                            NATIONAL-STANDARD COMPANY
                           RELATIVE MARKET PERFORMANCE

                TOTAL RETURN FOR FISCAL YEARS ENDING SEPTEMBER 30

                                [GRAPHIC OMITTED]

                            1994        1995      1996         1997       1998
                            ----        ----      ----         ----       ----
         N-S Co.            $144       $169       $ 95         $ 93       $ 39
         S&P 400             102        128        146          203        190
         Peer Group          115        114        113          168         88

         Assumes $100 invested October 1, 1993 in National-Standard Co. Common Stock, S&P 400 Midcap index and industry peer group (dividends reinvested).

                      PEER GROUP USED IN PERFORMANCE CHART

              The peer group shown in the performance chart is a subset of the "Specialty and Other Products" subgroup of the Standard and Poor's Steel and Heavy Machinery group and consists of the following companies: Birmingham Steel Corp., Carpenter Technology, Chaparral Steel Company, Commercial Metals, Keystone Construction Industries, Inc., Lukens, Inc., Quanex Corp., and Timken Company.

                    INFORMATION REGARDING OTHER TRANSACTIONS

              The Company has existing Supplemental Compensation Agreements (the "Agreements") with certain executives, including all officers of the Company (four persons including Mr. Savitske) which, following a change in control of the Company, provide for a lump sum compensation payment to the executive in the event of his termination of employment by the Company, or by such executive following a substantial change in his job responsibilities. The lump sum compensation payments for Messrs. Savitske and Grafer are equal to 2.99 times their respective "base amounts" [as defined under Section 280G(b)(3) of the Internal Revenue Code]. The lump sum payment for the remaining covered executives, including the officers, is equal to two times the particular executive's "base amount" [as defined under Section 280G(b)(3) of the Internal Revenue Code].

              A "change in control" is defined in such Agreements as: (i) the acquisition by any person or entity (other than any Company employee benefit plan) of 30% or more of combined voting power of the Company's outstanding securities; or (ii) shareholder approval of any consolidation or merger where, following such consolidation or merger, the Company's original shareholders do not hold at least 60% of the voting securities of the surviving corporation; or (iii) during any 24-month period, the individuals (including "qualified replacements") who, at the beginning of the period, make up the Board of Directors, cease, for any reason, to constitute a majority of the Board; or (iv) shareholder approval of any sale, lease, exchange or other transfer of all, or substantially all, of the Company's assets to any entity in which the Company, or its shareholders, own less than 60% of that entity's outstanding voting securities. The Agreements extend through September 30, 2000.

                                    AUDITORS

              During 1998, the Company engaged the firm of KPMG Peat Marwick LLP as independent public accountants to render audit services, including such matters as the annual audit of financial statements for the Company and its subsidiaries. Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP as independent auditors for the fiscal year ending September 30, 1999. A representative of KPMG Peat Marwick LLP will be present at the meeting with the opportunity to make a statement if appropriate and will be available to respond to questions.

      ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K

              The Company is required to file an annual report, called Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended September 30, 1998 will be made available without charge to any person entitled to vote at the Annual Meeting. Written request should be directed to T. C. Wright, Office of the Corporate Secretary, National-Standard Company, 1618 Terminal Road, Niles, Michigan 49120.

                                  MISCELLANEOUS

                              COST OF SOLICITATION

              The cost of soliciting proxies from the shareholders of the Company will be borne by the Company. Proxies may be solicited by mail, personal interviews, telephone and facsimile transmission (FAX). It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their charges and expenses incurred in connection therewith.

              The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey to assist in the solicitation of proxies. Corporate Investor Communications, Inc. will receive a fee of $3,000 plus out-of-pocket expenses and disbursements for its services. Certain directors, officers and regular employees of the Company may also solicit proxies without additional remuneration therefor.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

              Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings, consistent with rules and regulations of the Securities and Exchange Commission. To have such proposals considered for inclusion in the Proxy Statement and Proxy of the Board of Directors for the 2000 Annual Meeting, such proposals must be received by the Secretary of the Company no later than August 17, 1999.

              In addition, the Bylaws provide that in order for business to be brought before the Annual Meeting, a shareholder must deliver written notice to the Secretary of the Company not less than sixty (60) nor more than ninety (90) days prior to the date of the meeting. The notice must state the shareholder's name, address, number of shares of Common Stock held, and briefly describe the business to be brought before the meeting and any material interest of the shareholder in the proposal.

                      DIVIDEND REINVESTMENT SERVICE SHARES

              For shareholders in the Company's  Dividend  Reinvestment  Service
         offered by the State Street Bank and Trust Company, Boston, Massachusetts, the Bank will vote any shares that it holds for the participant's account in accordance with the proxy returned by the participant to the Bank in respect of the shares of the Company Stock held by the Bank in such participant's account. Shares in respect of which a proxy or other written instructions are not received by the Company or the Bank will not be voted.

                    MANNER IN WHICH THE PROXIES WILL BE VOTED

              In the absence of contrary direction, the persons named in the enclosed proxy propose to vote the proxies FOR the election of each of the above nominees to the Board. Management knows of no other matter which may come up for action at the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote in accordance with their judgment upon such matter. Abstentions and broker non-votes will be counted to determine if a quorum is present. Broker non-votes are not counted in determining the number of shares voted for or against any proposal. However, an abstention by any shareholder is counted as if it were a vote against any proposal.

              Shareholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Moreover, it is important that the proxies be returned promptly. A proxy may be revoked at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the meeting and withdrawing the proxy. A shareholder may also be represented by another person present at the meeting through executing a form of proxy designating such person to act on such shareholder's behalf.

                                    By Order of the Board of Directors,

                                    /s/ Timothy C. Wright
                                    T. C. Wright
                                    Secretary

PROXY                       NATIONAL-STANDARD COMPANY                      PROXY

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, appoints MICHAEL B. SAVITSKE and DONALD F. WALTER, or either of them, proxies of the undersigned, with full power of substitution to vote all stock the undersigned is entitled to vote at the National-Standard Company Annual Meeting of Shareholders to be held on Thursday, January 28, 1999, and any adjournments thereof, (1) as specified on the matters set forth below and (2) in their discretion on such other matters as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE WITH AUTHORITY FOR THE ELECTION OF THREE DIRECTORS.

     Proposal 1 -
      WITH / /   WITHOUT / /  Authority to vote for all nominees listed below:
                                Ronald B. Kalich, Ernest J. Nagy,
                                Donald R. Sheley, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided here:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
--------------------------------------------------------------------------------
                           (CONTINUED FROM OTHER SIDE)

ACCOUNT NUMBER                   NUMBER OF SHARES                   PROXY NUMBER

     THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED WITH AUTHORITY FOR THE ELECTION OF THE THREE DIRECTORS PROPOSED. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

                                    Dated: ______________________________, 19 __

                                    --------------------------------------------
                                                      (Signature of Shareholder)

                                    --------------------------------------------
                                                      (Signature of Shareholder)

                                    Please sign exactly as name appears  hereon.
                                    If    signing   as    attorney,    executor,
                                    administrator, trustee or guardian, please give full title of such, and if signing for a corporation, give your title. When shares are in the names of more than one person, any one may sign.

        PLEASE DATE, SIGN, AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE.